Exhibit 10.8
                                                               ------------

                   Amendment No. 1 to Employment Agreement

      This AMENDMENT NO. 1 TO THE EMPLOYMENT AGREEMENT by and between MYSTIC FINANCIAL, INC., a publicly-held business corporation organized and operating under the laws of the Commonwealth of Massachusetts and having an office at 60 High Street, Medford, Massachusetts 02155 ("Company") and JOHN O'DONNELL, an individual residing at 14 Knollcrest Drive, Andover, Massachusetts 01810 ("Executive") is hereby made and entered into effective as of December 10, 2003 modifying the Employment Agreement between the Company and the Executive dated June 1, 2001 ("Employment Agreement"). Any reference to "Bank" herein shall mean Medford Co-operative Bank, a wholly-owned subsidiary of the Company, or any successor thereto.

                            W i t n e s s e t h:
                            -------------------

      WHEREAS, the Executive currently serves the Company and the Bank in the capacity of Executive Vice President; and

      WHEREAS, the Executive and the Company now wish to modify the Employment Agreement pursuant to Section 25 of the Employment Agreement;

      NOW THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Company and the Executive hereby agree to amend the Employment Agreement by adding a new Section 9(b)(v) thereto and replacing the last full paragraph of Section 9 with the following:

            (v) within thirty (30) days following his termination of employment with the Company, a lump sum payment, in an amount equal to the value of the bonuses that the Executive would have earned if he had continued working for the Company during the Remaining Unexpired Employment Period with such amount determined by multiplying the Remaining Unexpired Employment Period by the amount of the highest bonus paid to the Executive in the three-year period immediately preceding the Executive's termination of employment, such lump sum to be paid in lieu of all other bonus payments provided for under this Agreement in respect of the period following any such termination.

The Company and the Executive hereby stipulate that the damages which may be incurred by the Executive following any such termination of employment are not capable of accurate measurement as of the date above first written and that the payments and benefits contemplated by this section 9(b) constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to the Executive's efforts, if any, to mitigate damages. The Company and Executive further agree that the Company may condition the payments and benefits (if any) due under sections 9(b)(iii), 9(b)(iv) and 9(b)(v) on the receipt of the Executive's resignation from any and all positions which he holds as an officer, director or committee member with respect to the Company, the Bank or any subsidiary or affiliate of either of them.


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      IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to be executed and the Executive has hereunto set his hand, all as of the day and year first above written.

                                       By: /s/ John O'Donnell
                                           --------------------------------
                                           JOHN O'DONNELL

ATTEST:

                                       MYSTIC FINANCIAL, INC.

By: /s/ John A. Hackett                By: /s/ John J. McGlynn
    -------------------------              --------------------------------
    ACTING SECRETARY                          NAME:
                                           TITLE:

[Seal]


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